Letter to Shareholders
     During 2008, NUCRYST Pharmaceuticals Corp. focused on driving to profitability. As part of the overall objective to reduce our cost structure, we completed the consolidation of our U.S. research and development activities into our Fort Saskatchewan, Alberta operations and relocated our corporate office facility from Wakefield, Massachusetts to a smaller facility in Princeton, New Jersey. Through our Operational Excellence Programs initiated in 2007, we realized additional manufacturing efficiencies and cost reductions in 2008. All of these initiatives were designed to achieve the goal of bringing our cost structure in line with current revenue levels from our existing relationship with Smith & Nephew, plc.
     In manufacturing and operations, we have been focused on achieving cost reductions to offset the annual $4.5 million manufacturing cost rebate we agreed to provide to Smith & Nephew for three years commencing in 2007. The rebate was designed to improve the Acticoat™ brand margin for our partner to support its efforts to market and position the brand in what is now a more competitive antimicrobial wound dressing market. As a result of our focus on cost containment and reduction, we were successful in offsetting a significant portion of the manufacturing rebate paid to Smith & Nephew in 2008.
     On the product development side, we were pleased to report that the Smith & Nephew Acticoat™ family of dressings was expanded in 2008 with the regulatory approval of Acticoat Flex™ in Canada. This new Acticoat™ dressing was approved by Health Canada late in the year with an anticipated global product launch by Smith & Nephew in 2009. Acticoat™ Flex is produced using our patented SILCRYST™ nanocrystalline silver technology and is designed to conform to the contour of difficult to-protect areas such as the knee or elbow joints.
     We continue to focus our development efforts on medical device applications for our nanocrystalline silver technology and away from pharmacological applications. We have significantly reduced our pharmaceutical research and development capabilities although we will continue to look for partnering opportunities based on previously completed pre-clinical work. We also continue to explore marketing opportunities for our antimicrobial barrier cream which received FDA 510(k) clearance in 2007.
     In 2008, we reported a net loss of $3.0 million on total revenue of $20.9 million compared to $4.0 on total revenue of $30.1 million in 2007. Revenue in 2008 consisted entirely of wound care product revenue earned under the Smith & Nephew relationship compared to 2007 in which $20.1 million in wound care product revenue and $10 million in milestone revenue was reported. Our cost of manufacturing in 2008 declined to $12.8 million from $14.5 million in the prior year as we began to realize the benefits of the Operational Excellence Programs initiated in 2007. We also achieved reductions in both research and development and administrative expenses in 2008. With the achievement of these cost reductions, we are now much closer to our objective of achieving operating profitability on our existing medical device business.
     In addition to our cost cutting efforts, our other primary focus in 2008 was to rebuild the company’s new product pipeline by seeking opportunities to expand the business in new areas within the healthcare market. We began 2008 well capitalized and positioned to pursue such opportunities with approximately $18 million in cash and short term investments and no debt. However, in the fourth quarter of 2008, our majority shareholder, The Westaim Corporation, requisitioned a special meeting of shareholders for the purpose of considering the approval of a $0.80 per share return of capital to NUCRYST shareholders, representing a total return of capital of $14.9 million. The capital distribution to shareholders was approved by our shareholders, and we completed the distribution in February of this year.

     With the significant change in NUCRYST’s financial position following the return of capital to shareholders, our management and board of directors have initiated a review of strategic alternatives. In January 2009, we announced the departure of Tom Gardner, as our Chairman, President and Chief Executive Office, and my appointment as Interim President and Chief Executive Office in addition to my Chief Financial Officer position. As Interim President and CEO, my responsibilities are to ensure that we remain on track towards achieving profitability with the existing revenue base from our relationship with Smith & Nephew while at the same time preserving our core nanocrystalline silver technology and technical expertise while we reassess the strategic alternatives for the business.
     Finally, I would like to thank all of the employees of NUCRYST for their efforts over the past year. Since I joined the company in May of last year, I have seen an extremely dedicated and professional team work through a difficult time period for the company. In particular, the manufacturing and support functions at our Fort Saskatchewan facility have continued to provide Smith & Nephew with the highest level of product and customer service while at the same time implementing significant changes through our Operational Excellence Programs. I look forward to working with the Board of Directors to provide you, our shareholders, with an update on the opportunities we see to increase the value of NUCRYST in the coming months.
David B. Holtz,
Interim President and Chief Executive Officer
Chief Financial Officer
April 6, 2009

Board of Directors and Corporate Information
Shareholder Information
Board of Directors
Neil Carragher [1,2,3] Chairman of the Board Chairman of the Corporate Partnership Ltd.
Dr. Roger G.H. Downer [23] President Emeritus of the University of Limerick
Barry M. Heck President of EL Merchant Capital
David W. Poorvin, PhD [1,2,3] Consultant
Richard W. Zahn [13] Private Businessman and Consultant
G.A. (Drew) Fitch President, CEO & CFO of The Westaim Corporation
1. Member of the Audit Committee 2. Member of the Human Resources and Compensation Committee 3. Member of the Corporate Governance and Nominating Committee
Corporate Information
Executive Officers
David B. Holtz Interim President, Chief Executive Officer and Chief Financial Officer
Carol L. Amelio Vice President, General Counsel and Corporate Secretary
David C. McDowell Vice President, Operations
Transfer Agent
Computershare Trust Company of Canada 600, 530 — 8th Avenue SW Calgary, Alberta T2P 3S8 Tel: 1-888-267-6555 E-mail: service@computershare.com
Annual General Meeting
Haliburton Room InterContinental Toronto Centre Hotel 225 Front Street West Toronto, Ontario M5V 2X3
Investor Relations
Media Profile, Gillian McArdle Tel: (416) 342-1813 Fax: (416) 504-4042 E-mail:gillian@mediaprofile.com
Stock Information
Traded on NASDAQ under the symbol NCST Traded on The Toronto Stock Exchange under the symbol NCS
Offices
Corporate Office
101 College Road East Princeton, New Jersey 08540 Tel: (609) 228-8210 Fax: (609)228-8220 E-mail: info@nucryst.com www.nucryst.com
Manufacturing and Nanocrystalline Technology Research & Development Facility and Registered Office
10102 — 114 Street Fort Saskatchewan, Alberta T8L 3W4 Tel: (780) 992-5500 Fax: (780) 992-5501

www.nucryst.com